PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

(Dollars in thousands)
                                                        December 31,
                                         -------------------------------------
                                                 1996         1995         1994
                                                 ----         ----         ----

Short-term debt                         $      66,500       66,600       49,300
Current portion of long-term debt              38,200       16,800       25,300
Long-term debt                                554,600      613,100      622,300
                                            ---------    ---------    ---------
Total debt                                    659,300      696,500      696,900
Minority interest in subsidiaries              85,500       73,300       65,300
Common shareholders' equity                 2,755,900    2,677,700    2,187,600
                                            ---------    ---------    ---------
Total capitalization                    $   3,500,700    3,447,500    2,949,800
                                            =========    =========    =========

Ratio of total debt to total
 capitalization                                 18.8%        20.2%        23.6%
                                            =========    =========    =========